Exhibit 99.1

Special Note Regarding Forward-Looking Statements
The following transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events or our future financial or operating performance. The forward-looking statements include all statements other than statements of historical fact. These statements are only predictions. Actual events or results may differ materially from those contemplated by forward-looking statements for a variety of reasons, including among others:

•	changes in U.S. and global economic conditions and consumer spending;

•	any downturn in the U.S. housing industry;

•	world events;

•	the rate of growth of the Internet and online commerce, and the occurrence of any event that would discourage or prevent consumers from shopping or making payments online or via mobile apps;

•	any failure to maintain our existing relationships or build new relationships with partners on acceptable terms;

•	any difficulties we may encounter maintaining optimal levels of product quality and selection or in attracting sufficient consumer interest in our product offerings;

•	any difficulties we may have with the quality or safety of the products we offer;

•	modifications we may make to our business model from time to time, including aspects relating to our product mix and the mix of direct/partner sourcing of the products we offer;

•	the mix of products purchased by our customers;

•	any problems we may have with cyber security or data breaches or Internet or other infrastructure or communications impairment problems or the costs of preventing or responding to any such problems;

•
any problems with or affecting our credit card processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of the credit card processors or any difficulties we may have maintaining compliance with the rules of the credit card processors;

•
any problems we may encounter as a result of the implementation in the U.S. of the EMV (Europay, MasterCard and Visa) standards for credit cards, which generally became effective in the U.S. in 2015, including any problems that may result from any increase in online fraud as a result of the implementation of the EMV standards;

•
problems with or affecting the facility where substantially all of our computer and communications hardware is located or other problems that result in the unavailability of our Website or reduced performance of our transaction systems;

•	difficulties we may have in responding to technological changes;

•	problems with the large volume of fraudulent purchase orders we receive on a daily basis;

•	problems we may encounter as a result of the listing or sale of pirated, counterfeit or illegal items by third parties;

•	difficulties we may have financing our operations or our expansion with either internally generated funds or external sources of financing;

•
any environmental or other difficulties we may encounter relating to the real estate we recently purchased, the design and construction of an office campus on that property to serve as our corporate headquarters, our financing of a substantial portion of the costs of designing and constructing the office campus and headquarters or of the interest rate swaps we entered into in connection with the financing of it, of financing it after construction, or the transition from our current facilities to new facilities;

•
any difficulties we may encounter in connection with Overstock Fulfillment Services or Supplier Oasis or our efforts to provide multi-channel fulfillment services, our Farmers Market offerings, our insurance product offerings, our consumer finance offerings or other businesses or product or service offerings outside of our main shopping website offerings;

•	any difficulties we may encounter as a result of our reliance on third parties that we do not control for the performance of critical functions material to our business;

•	any difficulties we may encounter in connection with the rapid shift of ecommerce and online payments to mobile and multi-channel commerce and payments;

•
the extent to which we owe income or sales taxes or are required to collect sales taxes or report sales or to modify our business model in order to avoid being required to collect sales taxes or report sales or avoid the application of other types of taxes;

•
any difficulties we may encounter as a consequence of accepting or holding bitcoins or other cryptocurrencies, whether as a result of regulatory, tax or other legal issues, technological issues, value fluctuations, lack of widespread adoption of bitcoins or other cryptocurrencies as an acceptable medium of exchange or otherwise;

•
increasing competition, including competition from well-established competitors including Amazon.com, competition from competitors based in China or elsewhere, competition from companies willing to incur substantial losses in order to build market share, and from others including competitors with business models that may include delivery capabilities that we may be unable to match;

•	difficulties with the management of our growth and any periods in which we fail to grow in accordance with our plans;

•	fluctuations in our operating results;

•	difficulties we may encounter in connection with our international efforts;

•	difficulties we may encounter in connection with our efforts to offer additional types of services to our customers, including insurance products and consumer financing;

•
difficulties, including expense and any operational or regulatory issues we may encounter in connection with the integration or operation of the assets and operations of a financial technology company and two registered broker dealers affiliated with the fintech business that we recently acquired;

•
technical, operational, regulatory or other difficulties we may encounter in connection with Medici's efforts to develop fintech and crypto software products and intellectual property including proprietary blockchain software and other future businesses, or with the operation of Medici's system;

•
difficulties Medici may encounter with its fintech and crypto software products and intellectual property including proprietary blockchain software due to lack of market acceptance or as a result of competition from any of the numerous other competitors seeking to develop competing technologies or systems;

•
the outcomes of legal proceedings, investigations and claims, including the outcome of the judgment obtained by the District Attorneys of a number of California counties as described in our Form 10-K for the year ended December 31, 2015;

•	our inability to optimize our warehouse operations;

•	risks of inventory management and seasonality;

•
the cost and availability of traditional and online advertising, the rapid changes in the online advertising business and the longer-term changes in the traditional advertising business, and the results of our various brand-building and marketing campaigns;

•	risks that the amount of deferred tax assets we consider realizable could be reduced if estimates of future taxable income during the carryforward period are reduced; and

•	the other risks described in our other public filings.

In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in our Form 10-K for the year ended December 31, 2015, filed with the SEC on March 8, 2016, in our Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 5, 2016, and the risk factors contained in any other filing we make with the SEC after we file this transcript. These factors may cause our actual results to differ materially from those contemplated by any forward-looking statement contained in this transcript. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events.

These forward-looking statements speak only as of the date of the earnings call transcribed in the following transcript and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the time of the call or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
OSTK - Q1 2016 Overstock com Inc Earnings Call

EVENT DATE/TIME: MAY 03, 2016 / 08:30PM GMT

CORPORATE PARTICIPANTS
Stormy Simon Overstock.com, Inc. - President
Robert Hughes Overstock.com, Inc. - SVP of Finance and Risk Management
Mitch Edwards Overstock.com, Inc. - Acting CEO

PRESENTATION
Operator

Good day, ladies and gentlemen, and welcome to the Overstock.com earnings conference call. (Operator Instructions). As a reminder, this call will be recorded.

I would now like to introduce your host for today's conference, Ms. Stormy Simon, President. Please go ahead.

Stormy Simon - Overstock.com, Inc. - President

Thank you, Katherine. Good afternoon and welcome to our first-quarter 2016 earnings conference call. Joining me today are Robert Hughes, Senior Vice President of Finance and Risk Management, and Mitch Edwards, our acting CEO.

Now I will turn the call over to Rob.

Robert Hughes - Overstock.com, Inc. - SVP of Finance and Risk Management

Thank you, Stormy. Let me remind you that the following discussion and our responses to your questions reflects management's views as of today, May 3, 2016, and may include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in the press release we filed this afternoon and in the Form 10-K we filed on March 8, 2016.

Please review the Safe Harbor statement on slide 2.

During this call, we will also discuss certain non-GAAP financial measures. The slides accompanying this webcast and our filings with the SEC each posted on our investor relations website contain additional disclosures regarding these non-GAAP measures including reconciliation of these measures to the most comparable GAAP measures.

Mitch, with that, let me turn the call over to you.

Mitch Edwards - Overstock.com, Inc. - Acting CEO

Thanks, Rob, and thank you, Stormy. And welcome those who are on the call to our Q1 2016 earnings call. I'd like to, before diving into the presentation that you should have opened or have available to you, I'd like to give an overview of where we are, where I think we are as a Company and my impressions after several weeks stepping in for Patrick Byrne.

And first, I would like to acknowledge that Patrick Byrne, our CEO, is on a medical leave of absence right now and our expectation is that as in the past, he will come back as strong as ever. He has several times as you can see on the record has taken medical leave to fight some fairly serious issues. Each time he comes back stronger than when he left and a great inspirational account if you can find it would be a speech he gave after he came back once about beating a life-threatening condition, getting on a bicycle afterwards and riding across the United States with his brother. And my expectation is that Patrick will come back even stronger than when he left and we're looking forward to that when that happens.

Diving into the Q1 results, I wanted to address first the top-line growth number. We showed year-over-year top-line growth of 4%. It's not what we would expect and not what we want and I'd like to give an explanation of it.

First of all, Q1 of 2015 was a great quarter for Overstock and so partly we are lapping tough comps and so the growth rate year-over-year is reflecting that. During the course of 2015, Google changed certain algorithms in their search and it affected our business which is driven in large part or a large part of it is driven by search. And we have been reacting and adjusting and I believe we are back but that affected us for a number of months and a number of quarters following their change.

Then finally, there is a competitive landscape that has changed in the e-commerce world and it is competitive and we are up against formidable competition but as I'll try to outline today in this call, I think we have certain strengths and assets that others do not have and I think we're well-prepared to take on and to resume the growth that we once experienced.

Growth depends on really three things in the e-commerce business. One is there's no way around it, search plays a role. SEO both natural search, paid search, display ads affect e-commerce and changes by Google and other search engines often throw a curveball at e-commerce sites who rely on search. We have reacted and I believe we have largely overcome the changes.

Two other areas that I think are very key for growth. One is the increasing ability to personalize messaging, marketing, communications with customers and potential customers. Personalization and customer targeting is becoming very sophisticated and we are devoting resources to being at the front edge of absolute customization and personalization of our message and our brand message and our marketing message to our customers.

But the third key element for growth is brand and customer experience. Overstock is one of the great American brands. I joined the Company last year in the autumn but have been a great fan and customer and loyal member of Club O for many, many years. Overstock is one of those household names that people learned 10, 12 years ago and it remains high on lists of great American Internet brands. Money alone cannot buy a great brand but we have a great brand.

We are a household name to an entire generation of Americans. Brand loyalty is difficult to get. We have it. People come back to our site and frequently just anecdotally you will hear people talk about how much they love Overstock.com. It's not a damaged brand, it is a good brand and it remains strong.

But we do need to drive upper funnel impression growth, increase visits, get new customers and ultimately convert those customers by attracting and converting customers who have never heard of Overstock or visited our site. I believe that we can revive the favorable brand equity that Overstock has historically enjoyed. And the path to do that is different than it used to be. We have to be omni-channel, we have to create brand awareness in multiple mediums and we have committed as a management team and as a company to devote our energies and our resources to become relevant to a new generation who have not yet fallen in love with our brand, our site and what we offer and what we stand for.

We're pushing into developing sophisticated and world-class mobile platforms, apps using social media and as our President Stormy likes to say quoting Wayne Gretzky, we skate to where the puck is going. And that's where in our growth plans we are reaching out to a new generation of consumers in home and the other products that we sell and we will invest in rebranding, reviving our brand, and creating that great household name that Overstock has enjoyed for a decade. I think that revived, we can enjoy another long period of time of the growth that we used to have.

An area that is key to growth in e-commerce is assortment. We have launched a new service to support a menu-based partner business model that we've been speaking of for a number of years. It is a marketplace for trusted merchants and the technology developed in our long-standing supplier Oasis project has enabled us to now, what we believe is a world-class trusted marketplace that will set us apart from many if not most e-commerce sites. Already we have tens of thousands approaching 100,000 SKUs up. Having just launched, we expect millions of additional SKUs in the coming months.

Perhaps the area that I see as the greatest opportunity for growth is our global expansion. We are announcing a major push to expand our customer base, product reach and our international footprint. We've been busy over the past six months negotiating relationships and synergistic partnerships with major e-commerce players around the globe and over the next 12 to 18 months, we will roll out offering our products and our assortment on international marketplaces.

For example, we launched selling approximately 25,000 products on MarkaVIP, a great Middle Eastern e-commerce site and the daily volume of sales is increasing nicely. We have also entered into partnerships with companies such as 11Street in Korea, Tmall in China, Trade Me in New Zealand and Australia, MercadoLibre and Iguama in Latin America and Rakuten in the UK and there are another dozen partnerships in the works. We believe that this will add materially to our financial results over the next 12 to 18 months.

Another area that represents long-term growth possibilities is our Medici initiative and I wanted to address that as it's a topic of frequent questions that come to me. Medici is our FinTech initiative that has generated international attention. It's currently anchored on our patents, our IP and our innovative developments in blockchain. Blockchain, the distributed ledger underlying such innovations as bitcoin, represents a technological shift that is so significant it's difficult to overestimate what its impact will be.

Overstock and our Medici subsidiary, which is also known as T0, are leaders in blockchain and we are in discussions with major financial and capital markets institutions about market changing relationships. We've announced that we have an effective registration statement for the issuance of blockchain securities and we're currently working on the world's first public offering of securities that will be recorded on the blockchain.

We may be early in blockchain but we are not wrong. This is a world-changing technology and we genuinely are at the forefront of it.

Three other areas that I wanted to highlight before I dive into the numbers, Club O. Club O is our loyalty program that we've been testing for a number of years. During the past 12 months, we did testing on the interplay between Club O Gold, our premium membership, Club O Silver, and the interplay between rewards and coupons. Our goal from this research is to be the most innovative and valuable rewards program possible.

Peace Coliseum, our new headquarters, is on track and on budget. Spectacular; if you are ever in Salt Lake City or flying into Salt Lake City, look down on the right-hand side of the landing path and you will see our building. It's spectacular and we are looking forward to moving in in August.

Finally, we announced it but I'd like to reiterate because it happened in Q1, our prime broker case which was litigation we had been involved with for almost a decade resolved favorably in Q1 of this year. We were paid $19.5 million in Q1 and it would be difficult to find an example of a public company or an executive who has done more to reform a system that had systemic inefficiencies and dysfunction as Patrick Byrne and Overstock.

This case started a movement and resulted in over the course of 10 years a change to the system that was favorable to every person who participates in capital markets. It's now in our rearview mirror but we accomplished great things with it and we ended up with a favorable financial result as a result of it. But it's probably the last time we will talk about it on an earnings call.

And with that, I would like to dive into the specific results that are in your slide deck that you have in front of you and give some explanation as to some of the trends, the numbers and try to give meaning to what you are seeing there.

Slide number 4, which is our revenue and our growth, our total net revenue for Q1 2016 was $413.7 million, which represented a 4% increase year over year. The growth in revenue was primarily due to a 2% increase in orders coupled with a 2% increase in average order size which rose from $174 to $177. Although our average order size has increased in recent years, we do expect the rate of increase to lessen as our sales mix shift into home and garden products tapers from high ticket items as we add assortment.

Since mid-2015, we've experienced some slowing of our overall revenue growth which we believe is due in part to changes that Google made in its natural search engine algorithms to which we have responded. While we work to adapt to Google's changes, we've also increased our emphasis on other marketing channels such as sponsored search which has generated revenue growth.

Our Club O loyalty program as I mentioned is becoming increasingly significant to our revenues and we believe that the long-term value of Club O members is significantly higher to us than non-Club O members.

The next slide on gross profit; gross profit for Q1 2016 was $77.3 million which represented a 2% increase and an 18.7% gross margin for Q1. The increase in gross profit was primarily due to revenue growth and the decrease in gross margin was primarily due to increased promotional activities including coupons, site sales, and Club O rewards.

Sales and marketing expense totaled $31.5 million, a 12% increase and it represents 7.6% of our total net revenue for Q1.

When you look at the marketing expense and what it does to contribution, flip to page 6. Contribution for Q1 2016 was $50 million, which represented a 4% increase and a 12% contribution margin for the period.

Slide 7, a nice reversal in our trend. You saw that during most of 2015, the contribution margin was slowly declining. We popped back up in Q1 of 2016 and we're back to where we were in 2015.

Slide number 8, which is our G&A expense and our technology expense. Technology expenses totaled $25.7 million Q1 of 2016 which was an 11% increase. The increase was primarily due to an increase in depreciation of $1.6 million and an increase in staff related costs of $1.2 million.

G&A expenses totaled $21.8 million for Q1, a 6% increase which was 5.3% of total revenue for the period. The increase in G&A was primarily due to an increase of $1 million in staff and travel-related costs. We terminated our sponsorship of the O.co Coliseum in Oakland California and there was a termination fee associated with that. But that was partially offset by a decrease in legal fees as we ended some of the litigation that was taking a lot of that for a number of years.

In Q3 2015, last year, our majority-owned subsidiary T0.com entered into agreements to acquire the assets and business of the financial technology company and two related registered broker-dealers. We had closed on the acquisition of one of those companies in 2015 but in Q1 of this year after receiving approval from FINRA, we closed on the other two acquisitions.

With respect to acquisitions in the FinTech space, we do continue to seek opportunities for growth by expanding our sales and distribution footprint and Medici's crypto initiative are a part of that potential growth. We may continue to incur additional expenses and we may make additional investments in or acquisitions of other technologies as this new area unfolds and as our relationships develop with larger financial and capital markets institutions.

Slide number 9; net cash provided by operating activities. It was $63.1 million for the 12 months ended March 31 and free cash flow totaled a negative $9.4 million for the last 12 months. That was due primarily to a $30.7 million increase in CapEx including costs related to the development of our future headquarters, the Peace Coliseum.

We had cash and cash equivalents of $128.2 million at March 31. The increase in working capital is primarily due to the proceeds from our prime broker legal settlement which I discussed earlier.

Turning to operating and statistical results, when you look at inventory, we've had a very nice trend. Inventory turns are up year over year by 16.6% and our gross margin return on inventory is up 13.6% year over year.

Slide 11, unique customers and cost per customer. Our unique customers declined and actually the next three slides, I'll go through the numbers and then briefly discuss them.

Our unique customers declined a fraction of a percent but there was a slight decline year over year in Q1. Our marketing spend per unique customer increased 12.8% year over year. Similarly if you look at slide 12, our new customers were slightly down. The number of new customers fell from 901,000 to 857,000, down 4.8%. And unique visitors also declined by 10.9% year-over-year from 32 million to 29 million. They are still very, very large absolute numbers but the trend is the wrong direction and all three of those I think are very important factors to the management team, the Board of Directors and indeed the entire team.

As we look at our growth strategy over the next year and our decision to not only optimize and be the smartest that we can in search and analytics and big data, but also reinvesting in brand and experience and converting millennials and a new generation of consumers to reverse those trends. And I believe that when we do that you will start to see growth in each of those categories as opposed to a slight erosion that we have seen over the past 12 months.

Slide 14, customer orders and average order size. We look great. We are leaders in the industry. Average order size is big and it increased from $174 to $177. A number of orders increased so when people do come to our site they spend a lot of money. It is a rich site with good assortment but we believe by increasing traffic to the site and bringing a whole new group of customers to the site that the profitability will fall to the bottom line in a major way.

So slide 15 gross profit per transaction stayed about the same year-over-year from Q1, $28.69, increased slightly to $28.90. And number of employees increased by 140 employees. Fairly significant growth in developers as we have rolled out our trusted marketplace technology, Supplier Oasis, and a lot of very advanced psychological -- a lot of advanced and very sophisticated development at Medici with respect to the blockchain.

And we're proud of our team. We think we have one of the best teams in the industry and we've been a leader and an innovator in e-commerce and we are going to reinvest not only in that innovation and technology but also in the hearts and minds of a new generation of consumers.

And with that, I would like to open up the meeting to questions that anybody might have. We've asked people to email in questions and several have come in. If you have questions that you'd like to address to Stormy, Rob, or myself, please send them in to the email which is --

Stormy Simon - Overstock.com, Inc. - President

IR@Overstock.com.

Mitch Edwards - Overstock.com, Inc. - Acting CEO

Right.

Stormy Simon - Overstock.com, Inc. - President

So we do have a few questions. This one is about -- well we have many. This one is about Medici from Mike Arnold.

Mitch Edwards - Overstock.com, Inc. - Acting CEO

Great. Let's answer the question from Mike Arnold. What is the go-to-market strategy for T0? Is Overstock continuing to look for partners? What is the expected timeline for commercial availability of the platform and does Overstock still intend to create a trading platform for retail investors based on blockchain?

Thanks Mike for the question. Yes, yes, yes and yes. We have created a world-class robust trading platform that is based on blockchain technology that we believe leads capital markets companies that are looking at blockchain applications as potential trading platforms.

We have talked to a number of very large institutions, as I said, financial institutions as well as others in the capital markets industry from pre-trade to actual trade to post-trade operations and the technology that we have developed and have patented figures quite heavily in their view of us as a potential partner.

We are not announcing names right now. Our sequence of rolling this out will be first to get the world's first public offering that is recorded on the blockchain completed. We expect that to happen sometime probably during Q2 during the summer of this year. After which we believe that there will be specific relationships that we will announce. And when you hear -- when you see who we are talking to, there will be a realization that kind of our first mover advantage in this, our IP, our patents are highly valued in the financial and capital markets community.

It really is as you go to conferences around the world, Patrick has been a keynote speaker at some of the major blockchain conferences around the world. He clearly is a tall tree and a leader in the industry. The amount of interest and the composition of the audiences at these events is really quite remarkable, something big is happening. This is not just a tweak. This is a major sea change and the potential that a distributed ledger that is immutable, that is transparent, that is protected cryptographically, what it can do to not only capital markets which is where we are focusing our efforts right now but to many, many other areas is nothing short of revolutionary.

And our early vision I think has created a role for us greater than our footprint I would say and I would expect again during the next 12 months to see a number of announcements that show the fruits of several years of under the radar development, innovation and patenting of technologies that we feel will play a role in capital markets in the future.

Another question from Glen Rollins. Glen, thank you. Please update us on the FinTech patents that the Company has filed for.

We have five patents in FinTech technology that we have filed and they cover a variety of functions that capital markets players need to in a capital market transaction in the life of the trade and settlement of a securities transaction, the roles that everything from brokers at the front end to exchanges in the middle to settlement agents, transfer agents at the backend, the roles that they play in some cases are very technical but blockchain technology affords them an efficient and an immutable and a trusted way to accomplish what used to be either a manual process or an automated process but that relied upon multiple servers and software that was in a closed system. The transparency and the immutability of the blockchain is what changes everything and our patents revolve around all three stages of that transaction, pre-trade, actual trade and post-trade.

We believe that a number of other companies, innovators, FinTech startups that are playing in blockchain space will at some point be at the table with us due to our early identification of valuable IP in the space.

A question also from Dave Kanen. Dave asks, please provide update on OpEx for FinTech. And are you investigating a potential synergy with your Company before committing to a separation?

Let me address that question because it actually relates back to a question from our earnings call three months ago. Patrick indicated in our call three months ago that we are exploring a technological and business synergy between the e-commerce business of Overstock.com and the FinTech innovations that we are doing in T0 and Medici. And we are knee-deep in that very process. There is a group of very, very talented developers and visionaries that we have in our Company that are developing blockchain technology and the T0 software in a manner that is and again hard to overstate the case because it is revolutionary.

Blockchain fundamentally can be used not just for bitcoin which is the way people became familiar with blockchain technology but in any transaction involving the sale of goods or services whether that be currency but whether it also be securities, whether it be land titling, whether it be any transaction that requires a trusted intermediary has a potential blockchain synergy with it.

A lot of what happens on an e-commerce site actually can benefit from the transparency and the immutability of blockchain technology. And so I guess, Dave, the answer is yes, we are indeed continuing to explore how blockchain technology will augment and benefit our e-commerce business.

At the same time, as I indicated earlier, we are in discussions as a Board of Directors, as a management team and with other key players in capital markets businesses about potential partnerships and synergies. Capital markets are by definition a synergistic and partnership based industry. To raise capital, to deploy capital, to trade capital, whether in the form of currency, whether in the form of securities of public companies, whether in the form of private securities, partnership interests, there is an interdependency in the industry and so working with other players at all stages of those transactions is absolutely critical to success and we are in daily meetings and conversations.

It has become a very interesting industry in the sense that it's probably unlikely that any one bank institution, exchange, transfer agent, company, corporation will disrupt everybody else. I think it will be a group or a partnership or a coalition of key players in the industry that will literally change the way that business is done. We are at the table in most if not all of the major discussions going on amongst these coalitions and groups and it will be a very interesting next 12 to 18 months to see when the music starts to slow down and we start to identify who is at the table, who those players really are.

Stormy Simon - Overstock.com, Inc. - President

We just received another question from Vic Mehta.

Mitch Edwards - Overstock.com, Inc. - Acting CEO

Okay. A couple of questions. How are you breaking up the cash and balance sheet for the two companies?

At this point, we are not required given the size of Medici to separately break out on our balance sheet the cap structure. And so Medici is fully part of our existing balance sheet. I believe that over time that may likely change but right now it is ensconced in our current balance sheet.

We are investing in it but it does have business, it has revenue, it is pretty close to breakeven right now and we're at an early stage. The upside is so significant however that I think the impact will be very favorable not only to the balance sheet but also to our income statement.

Another question from Vic is please describe your investments in private companies, how do you expect to monetize your investments?

Again given the size of the investments relative to the size of our Company, we do not break out separately in our financial statements or on our balance sheet the actual investment in private companies. Our philosophy in investing is we have occasionally invested, not frequently, but occasionally invested in companies that we see as critical to our growth as a large e-commerce player. And it is not an unrelated portfolio. It is quite the opposite. It is a very synergistic and strategic group of companies that we have invested in and we indeed use the products and services provided by a number of the companies that we have invested in to improve our efficiency and to improve our profitability.

In the FinTech arena, we have invested in several smaller companies but they have become critical components of our overall strategy and it kind of goes back to again no one company can do this on their own. It is going to be a group or a coalition of companies. Our investments represent what we believe are the top choices of companies that we would work with otherwise. And if we help them become very large successful players in FinTech and it is due to our efforts and our activities in this space, we will also profit and benefit from the upside on those.

The monetization of those investments could be a variety of different things. It could be simply increased profits from the activities that we are undertaking due to the contribution of the technology that we are using. Several of the investments are in companies that clearly have exit potential on their own. We're very small investors. We own 10%, 11% of two different companies that very easily could IPO or be acquired by other companies. And we came in at very early stage valuation and I believe that there are also exit opportunities on their own which would benefit Overstock.com shareholders very handsomely.

A third question from Vic. What will the Overstock global business model look like? Is it more like a marketplace business where Overstock gets a take rate?

Currently I think 98% of sales are within the United States. So we are very much a US Company right now. The global marketplace is so enormous and the opportunity is so rich that that is we have been working again a little bit under the radar very intently over the past year to develop the right strategy. I said earlier, we are going for it now. We have signed deals, we are putting products on marketplaces around the world and initially the expansion globally will be through these partnerships. I believe that the right way to do it is not to go in and hire employees, build warehouses, establish offices in regions or countries where either the cost of doing business or the uncertainty is such that that would represent too much of a risk to our shareholders.

So the better way to do it is the way we are doing it and the way we are blowing it out over the next 12 to 18 months which is talking to key e-commerce companies around the world and doing partnerships with them and piggybacking on their infrastructure and their marketing and their customer base and using combined logistics where we can take products that we source or that we originate or that are on our site and put them through our supply chain or theirs and make them available for sale in those regions or other countries.

It's a very low cost model for us and the revenue opportunity, although we don't have the full sale of the product, the revenue opportunity through a shared revenue, the rev share when you look globally is enormous. I'm of the personal belief having done this at several other companies that our international growth will lead us over the next several years into a new level of sales and profitability. And that is all the questions so far. Any others?

Stormy Simon - Overstock.com, Inc. - President

No other questions.

Mitch Edwards - Overstock.com, Inc. - Acting CEO

No other questions. Well, thank you very much for listening to the call. If you have additional questions, continue to email them in. I will read them and I will respond to your email. But with respect to the call, I believe we have finished. Stormy, anything else?

Stormy Simon - Overstock.com, Inc. - President

No, just great job, Mitch.

Mitch Edwards - Overstock.com, Inc. - Acting CEO

Well, thank you, Stormy.

Stormy Simon - Overstock.com, Inc. - President

Thanks everybody for listening and continue to shop Overstock.com.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program. You may all disconnect. Everyone have a great day.

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